SEABOARD CORPORATION
                          NOTE AGREEMENT
                     DATED AS OF JUNE 1, 1995

            $125,000,000 SENIOR NOTES DUE JUNE 1, 2007

                FIRST AMENDMENT TO NOTE AGREEMENT

                                    Dated as of December 15, 1995


To Each of the Persons Set Forth
on the Attached Distribution List

Ladies and Gentlemen:

     SEABOARD CORPORATION (together with its successors and assigns, the "Company"), a Delaware corporation, hereby agrees with you as follows:

1.   PRELIMINARY STATEMENT.

     1.1 The Company entered into those certain separate Note Agreements, each dated as of June 1, 1995 (collectively, as in effect immediately prior to the Effective Date, the "Existing Note Agreement," and, as amended hereby, the "Amended Note Agreement"), with each of the purchasers set forth on Annex 1 to the Existing Note Agreement (individually, a "Purchaser," and collectively, the "Purchasers"), pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, an aggregate principal amount of One Hundred Twenty-Five Million Dollars ($125,000,000) of the Company's Senior Notes due June 1, 2007 (collectively, the "Notes").

     1.2 Set forth on the attached Distribution List are the holders (the "Holders") of one hundred percent (100%) of the Notes outstanding as of the Effective Date.

     1.3  The Company and each of the Holders desire to amend clause (ii) of
Section 7.1(b) of the Existing Note Agreement and to execute this Amendment (the "Amendment") to effect such amendment.

     1.4 The terms used herein and not defined herein have the meanings specified in the Existing Note Agreement.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



2.   AMENDMENT TO THE EXISTING NOTE AGREEMENT.

     Clause (ii) of the Existing Note Agreement is hereby amended, effective December 15, 1995, to read as follows:

          (ii) a consolidated and consolidating statement of income of the Company and the Subsidiaries for such year and consolidated statements of changes in shareholders' equity and cash flows of the Company and the Subsidiaries for such year,

3.   WAIVER AND AFFIRMATION OF OBLIGATIONS.

     The terms of this Amendment shall not operate as a waiver by the Holders of, or otherwise prejudice the Holders' rights, remedies or powers under, the Existing Note Agreement, the Notes or under applicable law, except to the extent provided herein. Except as expressly provided herein and in the Amended Note Agreement:

          (a) no terms and provisions of any agreement (including, without limitation, the Existing Note Agreement and the Notes) are modified or changed by this Amendment; and

          (b) the terms and provisions of the Existing Note Agreement and the Notes shall continue in full force and effect.

The Company hereby acknowledges and affirms all of its obligations and duties under the Amended Note Agreement.

4.   MISCELLANEOUS.

     4.1  Governing Law.

     THIS AMENDMENT AND THE NOTES SHALL BE GOVERNED BY, AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL NEW YORK LAW.

     4.2  Duplicate Originals; Execution in Counterpart.

     Two or more duplicate originals of the Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Amendment may be executed in one or more counterparts and shall become effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

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     4.3  Successors and Assigns.

     This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     4.4  Entire Agreement.

     This Amendment constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

     If this Amendment is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Amendment shall become binding between us in accordance with its terms.

                                   SEABOARD CORPORATION


                                   By:  ________________________________
                                           Rick Hoffman
                                           Vice President--Finance

Agreed and Accepted by the
Holders of the Notes:




By:  ____________________________

        Name:   _____________________

        Title:     _____________________

Date of Execution: ________________

SIGNATURE PAGE to AMENDMENT NO. 1, dated as of December 15, 1995, to SEABOARD CORPORATION'S NOTE AGREEMENT dated as of June 1, 1995.



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